Exhibit 99.1

Contact:
Jay Roberts	Sandra Taylor, Ph.D.
Chief Financial Officer	Vice President of Marketing
610.594.2700	610.594.2700
ir@daou.com	sandra.taylor@daou.com

Daou Systems, Inc. Announces Third Quarter Financial Results

EXTON, Pa. — (November 9, 2004) — Daou Systems, Inc. (“Daou”) (OTCBB: DAOU) today reported financial results for the third quarter 2004. For the third quarter, Daou reported a net loss available to common stockholders of $1,764,000 or ($0.08) per basic and diluted share, on net revenue of $5,631,000. This compares to net income available to common stockholders of $331,000, or $0.02 per basic share and $0.01 per diluted share, on net revenue of $10,127,000 for the third quarter of 2003.

Daou’s net revenue decreased 44% or $4.5 million to $5.6 million for the three months ended September 30, 2004 from $10.1 million for the three months ended September 30, 2003. The decrease was primarily due to the discontinuation of our support center management services, the completion of a large network upgrade project, the continued softness in the demand for new implementations of financial and administrative software solutions in the payer market, and weak sales performance.

Cost of revenue before reimbursable expenses decreased 36% or $2.5 million to $4.5 million for the three months ended September 30, 2004 from $7.0 million for the three months ended September 30, 2003. The decrease was attributable primarily to a decrease in Daou’s billable workforce to 95 professionals in the third quarter 2004 from 163 in the third quarter of 2003, and a decrease in direct material costs by $635,000 in the third quarter 2004 compared to the third quarter of 2003 as a result of the completion of a large network upgrade project at the end of the first quarter 2004.

Gross margin was 20% in the third quarter of 2004, compared to 31% in the third quarter of 2003. Lower margins were attributable to continued downward pricing pressure for professional IT consulting services and lower utilization of a smaller staff of professionals as a result of the lack of new sales of our services.

”In this quarter several factors materially hurt our financial performance, especially when compared to 2003,” explained Vincent K. Roach, who was appointed Daou’s President and Chief Executive Officer in July. According to

Roach, “a weakness in sales execution throughout the year culminated in the third quarter. Comparisons with third quarter 2003 reflect the closing of Daou’s Technology Center earlier this year, and the Q1 2004 completion of a large hardware implementation for one of the nation’s largest health systems. These two factors contributed substantially to the marked difference between Q3 2004 and Q3 2003 results.”

“In addition, the implementation of new core administrative systems continues to slow and therefore cannot be counted on as the revenue generator it once was for our company”, said Roach. “We are reengineering our payer practice to focus on new areas of service. Most importantly, we are focused on revitalizing our sales efforts and are keenly aware of the necessity to improve revenue and return to profitability. We anticipate improvements in our government healthcare services and are sharpening our focus on business process realignment in our payer business and mobile health initiatives in our provider business.”

About Daou

Daou Systems, Inc. provides expert consulting and management services to healthcare organizations in the design, deployment and support of IT infrastructure and application systems. Daou offers a range of comprehensive services including mobile health, application implementation and support; government and commercial integration services, and business process realignment. Daou has provided services to more than 1,600 healthcare organizations, including leading private and public hospitals, managed care organizations on both the payer and provider sides of the market, as well as integrated healthcare delivery networks and some of the nation’s largest government healthcare entities. www.daou.com

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are only predictions and actual events or results may differ materially. Forward-looking statements usually contain the word “estimate,” “anticipate,” “hope,” “believe,” “think,” “expect,” “intend,” “plan” or similar expressions. The forward-looking statements included herein are based on current expectations and certain assumptions and entail various risks and uncertainties, including risks and uncertainties relating to: the Company’s ability to achieve a successful sales program and to obtain new customer contracts; the long sales cycle in obtaining new customers and larger contracts; industry spending patterns and market conditions, including seasonal trends; the reduction in size, delay in commencement or loss or termination of one or more significant projects; the management of the Company’s operations; management of future growth; the Company’s ability to continually offer services and products that meet its customers’ demands, as new technologies or industry standards could render its services obsolete or unmarketable; the ability of the company to successfully execute strategies for realizing shareholder value; and the effects of healthcare industry consolidation and changes in the healthcare regulatory environment on existing customer contracts. These uncertainties and risk factors, as well as the matters set forth in the Company’s Annual Report on Form 10-K under the caption “Risk Factors” and its other SEC filings, could cause actual results to differ materially from those indicated by these forward-looking statements. These forward-looking statements reflect management’s opinion only as of the date of this press release and the Company assumes no obligation to update or publicly announce revisions to any such statements to reflect future events or developments.

Daou Systems, Inc.

Statements of Operations

(In thousands, except for per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue before reimbursements (net revenue)	$5,631	$10,127	$21,112	$32,546
Out-of-pocket reimbursements	486	761	1,790	2,606

Total revenue	6,117	10,888	22,902	35,152

Cost of revenue before reimbursable expenses	4,513	7,014	16,523	21,798
Out-of-pocket reimbursable expenses	486	761	1,790	2,606

Total cost of revenue	4,999	7,775	18,313	24,404

Gross profit	1,118	3,113	4,589	10,748
Operating expenses:
Sales and marketing	707	1,112	2,674	3,417
General and administrative	1,813	1,659	5,270	5,544
Restructuring credits	—	(252)	—	(252)

	2,520	2,519	7,944	8,709

Income (loss) from operations	(1,402)	594	(3,355)	2,039
Other income, net	49	54	137	156

Income (loss) before income taxes	(1,353)	648	(3,218)	2,195
Provision for income taxes	—	8	—	23

Net income (loss)	(1,353)	640	(3,218)	2,172
Accrued dividends on preferred stock	(411)	(309)	(1,144)	(909)

Net income (loss) available to common stockholders	$(1,764)	$331	$(4,362)	$1,263

Earnings (loss) per common share:
Basic	$(0.08)	$0.02	$(0.20)	$0.06

Diluted	$(0.08)	$0.01	$(0.20)	$0.05

Shares used in computing earnings (loss) per common share
Basic	21,793	20,842	21,603	20,739

Diluted	21,793	26,682	21,603	26,288

Daou Systems, Inc

Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003

Current assets:
Cash and cash equivalents	$10,813	$13,045
Short-term investments	109	102
Accounts receivable, net	5,564	8,226
Contract work in progress	354	1,457
Other current assets	637	640

Total current assets	17,477	23,470

Equipment, furniture and fixtures, net	1,021	1,144
Other assets	961	614

	$19,459	$25,228

Current liabilities:
Accounts payable and other accrued liabilities	$2,349	$2,171
Accrued salaries and benefits	2,183	4,063
Deferred revenue	604	1,426

Total current liabilities	5,136	7,660

Long-term liabilities	451	523

Stockholders’ equity	13,872	17,045

	$19,459	$25,228

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